EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Post Effective Amendment No. 2 to Registration Statement No. 333-91563 for Morgan Stanley Dean Witter Charter Graham L.P., Post Effective Amendment No. 2 to Registration Statement No. 333-91569 for Morgan Stanley Dean Witter Charter Millburn L.P. and Post Effective Amendment No. 2 to Registration Statement No. 333-91567 for Morgan Stanley Dean Witter Charter Welton L.P. on Form S-1 of our report dated February 14, 2000 (March 3, 2000 as to Note 5) relating to the statements of financial condition of Morgan Stanley Dean Witter Charter Graham L.P., Morgan Stanley Dean Witter Charter Millburn L.P. and Morgan Stanley Dean Witter Charter Welton L.P. as of December 31, 1999 and the related statements of operations, changes in partners' capital and cash flows for the period from March 1, 1999 (commencement of operations) to December 31, 1999 appearing in the Prospectus which is a part of such Registration Statements.

We consent to the use in Pre Effective Amendment No. 1 to Registration Statement No. 333-41684 for DWFCM International Access Fund L.P. (to be renamed Morgan Stanley Dean Witter Charter DWFCM L.P.) of our report dated February 14, 2000 (March 3, 2000 as to Note 4) relating to the statements of financial condition of DWFCM International Access Fund L.P. as of December 31, 1998 and 1999 and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1999 appearing in the Prospectus which is a part of such Registration Statement.

We also consent to the use of our report dated January 21, 2000 (March 3, 2000 as to Note 6) relating to the statements of financial condition of Demeter Management Corporation as of November 30, 1999 and 1998 appearing in the Prospectus, which is part of such Registration Statements, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York
September 21, 2000